                                    Exhibit G
        Letter of intent between UTI and Mr. Correll, on behalf of the shareholders of North Plaza of Somerset, Inc.

                                    EXHIBIT G


December 7, 1999


United Trust Group, Inc.
5250 South Sixth Street Road
Springfield, IL 62703

Gentlemen:

This letter sets forth our understanding concerning the acquisition of United Trust Group, Inc. ("UTG") of 100% of the outstanding shares of common stock of North Plaza of Somerset, Inc. ("North Plaza). The acquisition would be accomplished by UTG issuing 681,818 shares of its common stock to the shareholders of North Plaza in exchange for all of the outstanding shares of North Plaza.

The transaction would be evidenced by an acquisition agreement that will have representations, warranties, terms and conditions customary for transactions of a similar size and nature, including:

         1.       The  acquisition  qualifying  as  a  tax-free   reorganization
                  pursuant to the provisions of the Internal Revenue Code.

         2. North Plaza having good and unencumbered title to those assets set forth on Exhibit A attached hereto.

         3. North Plaza having no liabilities as of the closing of the transaction except for those identified in Exhibit A.

         4. The parties having received all regulatory approvals and clearances and all applicable waiting periods having expired.

         5.       The Board of Directors of UTG having approved the acquisition.

         6. Each of the shareholders of North Plaza having executed the acquisition agreement.

         7. There having been no material adverse change in the business, operations, financial condition or prospects of UTG or North Plaza prior to closing.

United Trust Group, Inc.
December 7, 1999
Page 2

The parties acknowledge that, because of the share ownership of Jess Correll in North Plaza and UTG, a premerger notification filing must be made with the U.S. Department of Justice and Federal Trade Commission pursuant to the Hart Scott Rodino Antitrust Improvements Act. The parties agree to cooperate in the preparation and submission of such filing. The parties also acknowledge that the shares of common stock issued by UTG will be restricted securities.

This letter is not intended to create a legally binding obligation on the part of any of the parties. It is intended merely as an expression of the preliminary understandings and designs of the parties.

If the foregoing accurately describes our understanding, please execute this letter in the space provided below.

HAVE READ AND AGREED TO THIS
7th DAY OF DECEMBER, 1999.

United Trust Group, Inc.


By: /S/ GEORGE E. FRANCIS                 /S/ JESS CORRELL
        GEORGE E. FRANCIS                     JESS CORRELL, for and on
        Executive Vice President              behalf of the shareholders
        and Secretary                         of North Plaza of Somerset, Inc.